Exhibit 3.1

CIM REAL ESTATE FINANCE TRUST, INC.

ARTICLES OF AMENDMENT

CIM Real Estate Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 5.1 of Article V of the charter of the Corporation (the “Charter”) is hereby deleted in its entirety and replaced with the following:

A. The Corporation has authority to issue 3,100,000,000 shares of Capital Stock, consisting of 2,000,000,000 shares of Common Stock, $.01 par value per share (“Common Shares”), and 1,100,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized shares of Capital Stock having par value is $31,000,000. If shares of one class of Capital Stock are classified or reclassified into shares of another class pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of Capital Stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of Capital Stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of Capital Stock or the number of shares of Capital Stock of any class or series that the Corporation has authority to issue.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 490,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $5,000,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 3,100,000,000 shares of stock, consisting of 2,000,000,000 shares of Common Stock, $.01 par value per share, and 1,100,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value is $31,000,000.

FOURTH: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors of the Corporation pursuant to Article V, Section 5.1 of the Charter and is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law (the “MGCL”) without any action by the stockholders of the Corporation.

FIFTH: The information required by Section 2-607(b)(2)(i) of the MGCL is not changed by the foregoing amendment of the Charter.

SIXTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer, Principal Accounting Officer and Treasurer and attested to by its Secretary on this 23rd day of June, 2026.

ATTEST:	CIM REAL ESTATE FINANCE TRUST, INC.

/s/ Laura Eichelsderfer	By:	/s/ Nathan DeBacker (SEAL)
Name: Laura Eichelsderfer	Name:	Nathan DeBacker
Title: Secretary	Title:	Chief Financial Officer, Principal Accounting Officer and Treasurer